Exhibit 10.33

Settlement, Mutual Release and Discharge

WHEREAS Mike Robert  (hereinafter “MR”) has asserted various claims of consideration  due and payable (hereinafter “Claims”) by Single Touch Systems Inc., its subsidiaries, officers, directors or employees (hereinafter “SITO”).

WHEREAS the Parties wish to put an end to these Claims, whether contractual or extra-contractual, oral, written or attributable; whether past, present or future and specifically any claims for common equity or instruments to acquire equity in SITO.

WHEREAS the Parties wish and agree to cancel, waive, terminate, revoke or otherwise retire any accrued, unpaid, past due, unclaimed, or implied cash or equity payments that could be claimed by the MR as payable by SITO, whether contractual or extra-contractual, or attributable, whether past, present or future;

The Parties listed above hereby release and forever discharge each other of and from any and all claims demands, actions, causes of actions, obligations, damages and liabilities, of any kind or nature whatsoever arising out of or connected in any way with MR and SITO including but not limited to any claims whether or not now known, suspected or unsuspected.

This Mutual Release releases MR from any and all claims past, present or future that MR does not know or suspect to exist at the time of executing this release that SITO may have now or in the future.

The Parties specifically waive the benefits of Section 1542 of the California Civil Code, which provides:

A General Release Does Not Extend To Claims which The Creditor Does Not Know or Suspect to Exist in His Favor At The Time of Executing The Release, Which if Known by Him Must Have Materially Affected His Settlement With the Debtor.

The Parties understand that by this Agreement the Parties fully and completely waive and give up all claims they may have against each other, whether known or unknown.

WHEREAS MR accepts the extension of the expiration dates on the following warrants for the purchase of restricted Common Shares of SITO as full and final settlement of all claims and obligations;

Warrant Certificate # MR-2 dated December 13, 2009 for the purchase of 1,750,000 common shares at a price of $1.00 per share expiring on December 13, 2011 shall be extended by one year and shall expire on December 13, 2012.

Warrant Certificate # MR-5 dated January 7, 2010 for the purchase of 1,750,000 common shares at a price of $1.00 per share expiring on January 7, 2012 shall be extended by one year and shall expire on January 7, 2013.

Warrant Certificate # MR-31210 dated March 12, 2010 for the purchase of 1,000,000 common shares at a price of $0.75 per share expiring on March 12, 2012 shall be extended to expire on September 3, 2013.

Additionally, MR agrees and confirms that effective immediately the following warrants are cancelled, expired and are no longer exercisable for the acquisition of SITO common shares:

Warrant Certificate # MR-6 dated September 23, 2009 for the purchase of 1,250,000 common shares at a price of $1.50 per share expiring on September 23, 2011.

Warrant Certificate # MR-1 dated November 4, 2009 for the purchase of 1,500,000 common shares at a price of $1.50 per share expiring on November 4, 2011.

WHEREAS MR is aware that the Securities are and will be, when issued, "RESTRICTED SECURITIES" as that term is defined in Rule 144 (the "Rule") of the General Rules and Regulations under the Act. Purchaser is fully aware of the applicable limitations on the resale of the Securities.

IN FURTHER CONSIDERATION OF THE TERMS OF THE SETTLEMENT REACHED BETWEEN THE PARTIES, THE PARTIES ACKNOWLEDGES AND AGREES TO THE FOLLOWING:

1.	The preamble hereto forms an integral part of these presents.

2.
As full consideration for settlement of all claims and obligations against SITO, MR accepts the extension of the expiration dates on the following warrants for the purchase of restricted Common Shares of SITO as full and final settlement of all claims and obligations;

Warrant Certificate # MR-2 dated December 13, 2009 for the purchase of 1,750,000 common shares at a price of $1.00 per share expiring on December 13, 2011 shall be extended by one year and shall expire on December 13, 2012.

Warrant Certificate # MR-5 dated January 7, 2010 for the purchase of 1,750,000 common shares at a price of $1.00 per share expiring on January 7, 2012 shall be extended by one year and shall expire on January 7, 2013.

Warrant Certificate # MR-31210 dated March 12, 2010 for the purchase of 1,000,000 common shares at a price of $0.75 per share expiring on March 12, 2011 shall be extended to expire on September 3, 2013.;

Additionally, MR agrees and confirms that effective immediately the following warrants are cancelled, expired and are no longer exercisable for the acquisition of SITO common shares:

Warrant Certificate # MR-6 dated September 23, 2009 for the purchase of 1,250,000 common shares at a price of $1.50 per share expiring on September 23, 2011 is void and cancelled.

Warrant Certificate # MR-1 dated November 4, 2009 for the purchase of 1,500,000 common shares at a price of $1.50 per share expiring on November 4, 2011 is void and cancelled.

3.
In consideration of the cancellation of any Claims between the parties, the receipt and sufficiency of which being hereby acknowledged, MR for himself, his successors and assigns hereby grants a full and final release and discharge to SITO and to each of its agents, directors, officers, shareholders, employees, representatives, affiliates, affiliate entities subsidiaries, insurers, trustees, successors, assigns, and legal representatives, from any and all demands, claims, actions, causes of action, proceedings, losses, damages, charges and expenses, of any kind or nature whatsoever, past present or future including principal, interest accrued or to accrue and costs, in connection with or in any way relating to or arising out of the facts alleged;

4.
Consequently, MR hereby consents to hold harmless SITO from any and all demands, claims, actions, causes of action, proceedings losses damages, charges and expenses including principal and interest accrued or to accrue and costs to which they may be subjected to and which results from any claim or action instituted in connection with aforesaid matters;

5.	MR will provide further assurances and provide any necessary information or documentation to implement this settlement and also provide any confirmations requested related to settlement of MR claims.

6.
It is understood that the present settlement does not in any way constitute an admission of liability on the part of any party to the agreement and that it has been entered into for the sole purpose of terminating any and all Claims between the parties amicably and avoiding costs and expenses in connection therewith;

7.
MR hereby declares that it has read the foregoing Release, Discharge and Transaction and understands and know the contents thereof and that it contains the entire agreement between MR and SITO, having been advised by legal counsel prior to signing same;

WHEREFORE, the Parties have signed the present Release, Discharge and Transaction at the place and date hereinafter mentioned.

At San Diego, California on the 30th day of September, 2011

Mike Robert

/s/ Mike Robert
By: Mike Robert, an individual

At Jersey City, New Jersey on the 30th day of September, 2011

Single Touch Systems, Inc.

/s/ James Orsini
By: James Orsini
CEO, President